April 17, 2014

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

U.S.A

RE: Eco-Shift Power Corp.

Dear Sir/Madam:

We are the former independent auditors for Eco-Shift Power Corp. (the “Company”). We have read the Company’s disclosure in the section “Changes in Registrant’s Certifying Accountant” as included in Section 4.01 of the Company’s 8-K dated April 1 7, 2014 and are in agreement with the disclosure in that section, insofar as it pertains to our firm.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Very truly yours,

SCHWARTZ LEVITSKY FELDMAN LLP

Chartered Accountants

Licensed Public Accountants